<PAGE 42>
                                    WESLEY J. FASTIFF
                                    650 California Street, 20th Floor
                                    San Francisco, CA  94108-2693
                                    Telephone:  (415) 677-3113
                                    Fax:  (415) 391-8011


February 9, 1996

Mr. Peter Gibert
Chairman and Chief Executive Officer
The Harper Group
260 Townsend Street
San Francisco, California 94107-1719

Dear Peter:

On behalf of the Board of Directors, we are pleased to offer you the following contract terms for your new employment contract with the Harper Group.

The terms of the contract are as follows: two-year contract beginning January 1, 1996 and ending December 31, 1997.

1.    Compensation:  $375,000 per year plus incentive as follows:

      a) If earnings per share (EPS) for the calendar year are less than an 11% increase over the preceding year, there will be no contract right to a bonus. However, a bonus may be paid to you at the discretion of the Board of Directors.

      b) If earnings per share (EPS) for the calendar year increase by 11% to 15% over the preceding year, you will receive a bonus in the amount of 20% of your base salary.

      c) If earnings per share (EPS) for the calendar year increase by 16% to 20% over the preceding year, you will receive a bonus in the amount of 40% of your base salary.

      d) If earnings per share (EPS) for the calendar year increase by 21% or more over the preceding year, you will receive a bonus in the amount of 50% of your base salary.

WESLEY J. FASTIFF

Mr. Peter Gibert
February 9, 1996
Page 2

Note: (In the event that a COO or CEO is hired at a base salary above $375,000 per year, your base salary would be increased to reflect at least $1,000 per year more than said COO or CEO's base salary).

2. The Board of Directors, based on a majority vote, shall have the discretion to require you to give up the position of Chief Executive Officer in the second year of this contract in favor of a successor to that position. If this occurs, you shall continue with the responsibilities and duties of the Chairman of the Corporation and your base salary will be reduced by 25%. Similarly, the incentive aspect of your compensation for the second year will also be reduced by 25%.

3. If your contract is not renewed after the expiration of its second year, or in the event that you are terminated from the Company for a reason other than termination for cause, you will be guaranteed your second year of base salary for one full year, i.e., a third year at your second year base salary. However, the third year salary would be conditioned upon the signing of a no competition agreement so that you will not be able to engage in an enterprise that would be in competition with the Harper Group or any of its subsidiaries. No bonus would be earned by you during said third year.

4.     You will be afforded 60,000 shares of stock options from the
Company: 30,000 to vest in the first year, 30,000 to vest in the second year. However, in the event that the Company is sold or merged and you are no longer with the Company, the full 60,000 shares would vest immediately upon your departure from the Company.

5. In the event that your contract is not renewed after the second year, and if you have not been terminated for cause, the Company will provide you with the full health and welfare benefits package that is available to other employees of the Company for said third year.

6. All other items presently contained in your existing employment contract will remain in full force and effect unless a change is mutually agreed to by the Company and by you.

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WESLEY J. FASTIFF

Mr. Peter Gibert
February 9, 1996
Page 3


I trust the above sets forth our mutual understanding of the terms and conditions of your continued employment and new contract with the Company. Would you please indicate your agreement to the above by signing this letter as set forth below. If you have any questions, of course, please contact me.

Sincerely,

/S/ WESLEY J. FASTIFF
Member, Board of Directors, Harper Group
Chairman, Human Resources
& Compensation Committee

Agreed to:

/S/Peter Gibert

Date:  February 26, 1996